Exhibit 10.9

CADMUS COMMUNICATIONS CORPORATION

FY 2005-2007 Executive Long-Term Incentive Plan

(As Corrected April 18, 2005)

1. Purpose. This FY 2005-2007 Executive Long-Term Incentive Plan (the “Plan”) of Cadmus Communications Corporation (the “Company”) is implemented under, and as part of, the Company’s 2004 Key Employee Stock Compensation Plan (the “2004 Plan”). The Plan is intended to provide an additional means to attract and retain talented management and to link a significant element of management’s compensation opportunity to measures of the Company’s performance extending over more than one year, thereby providing an incentive for successful long-term strategic management of the Company, to improve shareholder value, and otherwise to further the purposes of the 2004 Plan.

2. Status as Subplan under the 2004 Plan; Administration. The Plan is a subplan implemented under the 2004 Plan, is adopted by the Human Resources and Compensation Committee of the Board of Directors of the Company (the “Committee”) and will be administered by the Committee in accordance with the terms of the 2004 Plan and the Plan. All of the terms and conditions of the 2004 Plan are hereby incorporated by reference in the Plan. If any provision of the Plan or an Agreement evidencing an Award hereunder conflicts with a provision of the 2004 Plan, the provision of the 2004 Plan shall govern. Capitalized terms used in the Plan but not defined herein shall have the same meanings as defined in the 2004 Plan.

3. Certain Definitions. In addition to terms defined above and in the 2004 Plan, the following are defined terms under the Plan:

(a) “Administrator” means the officers and employees of the Company responsible for the day-to-day administration of the Plan and to which other authority may be delegated under Section 10(d). Unless otherwise specified by the Committee, the Administrator shall be the Senior Vice President of Human Resources.

(b) “Base Pay” means total scheduled annual base salary for a Fiscal Year, prior to deductions for contributions to any 401(k) plan, health coverage, flexible spending accounts, life insurance, disability insurance or any other Cadmus sponsored pre-tax or deferred compensation plan, whether or not tax-qualified, and not including any bonus, commission, incentive pay or other non-base compensation.

(c) “Cause” means (i) if the Participant has an Employment Agreement defining “Cause,” the definition under such Employment Agreement, or (ii) if the Participant has no Employment Agreement defining “Cause,” the Participant’s continued neglect of duty, willful and material misconduct in connection with the performance of his duties and obligations, or any other conduct of the Participant involving moral turpitude, commission of a crime or habitual drunkenness or drug abuse, that would make retention of the Participant in his position with the Company or any Subsidiary prejudicial to the Company’s best interests. For purposes of this definition, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

(d) “Disability” means (i) if the Participant has an Employment Agreement defining “Disability,” the definition under such Employment Agreement, or (ii) if the Participant has no Employment Agreement defining “Disability,” the Participant’s total and permanent disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code).

(e) “Employment Agreement” means a written agreement between the Company and a Participant securing the Participant’s services as an employee for a period of time and in effect immediately prior to the Participant’s Termination of Employment or, if no such agreement is in effect immediately prior to the Participant’s Termination of Employment, an agreement providing severance benefits to the Participant upon termination of employment in effect immediately prior to the Participant’s Termination of Employment (including for this purpose an agreement providing such benefits only during a period following a defined change in control, whether or not a change in control in fact has occurred prior to such Termination of Employment).

(f) “Executive Officer of the Company” means any person who is a “covered employee” as defined in Section 162(m)(3) of the Code (currently being the Chief Executive Officer or any person acting in such capacity) and each other employee for which his total compensation is required to be reported to the Company’s shareholders under the Securities Exchange Act of 1934, as amended, by reason of such employee’s being among the four highest compensated officers (other than the Chief Executive Officer or any person acting in such capacity).

(g) “Fiscal Year” means the fiscal year or a designated partial fiscal year of the Company. A Fiscal Year may sometimes be referred to by reference to the calendar year in which it ends (e.g., the fiscal year beginning July 1, 2004 may be referred to as the 2005 Fiscal Year and is designated as a partial year beginning on October 1, 2004 for purposes hereof). Unless otherwise provided, each and any measurement or determination of satisfaction of any stated Performance Goal for the 2005 Fiscal Year shall take into account only the period from and including October 1, 2004 through June 30, 2005 (e.g., in determining EPS, the results for the period July 1, 2004 through September 30, 2004 shall not be included).

(h) “Good Reason” means “Good Reason” or “Employee Cause” as defined in the Participant’s Employment Agreement. If the Participant has no such Employment Agreement, no circumstance will constitute “Good Reason” for purpose of the Plan.

(i) “Participant” means a Key Employee participating in the Plan.

(j) “PBA” means Shares of Restricted Stock awarded hereunder which are hereby designated as Performance-Based Compensation Awards under the 2004 Plan and are potentially earnable by a Participant hereunder upon achievement of the Performance Goal(s) and other conditions to entitlement hereunder therefor. It is intended that all Performance-Based Compensation Awards hereunder for Executive Officers of the Company be “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, and consequently the grant of the Award, the establishment of the Performance Goal, the making of any modifications or adjustments and the determination of satisfaction or achievement of the Performance Goal shall be made during the period or periods required under and in conformity with the requirements of Section 162(m) of the Code therefor.

(k) “Performance Cycle” means the three consecutive Fiscal Years (or designated portions thereof) of the Company commencing July 1, 2004 over which a designated Award under the Plan potentially may be earned. Performance Cycles generally will be periods comprising three consecutive Fiscal Years of the Company. The Performance Cycle is a Performance Period under Section 2.1(u) of the 2004 Plan.

(l) “Performance Cycle Earning Date” means a date no more than four months after the end of the Performance Cycle at which time the Committee makes a final determination of the amount of Target Award earned with respect to the Performance Cycle in accordance with Paragraph 6(c) hereof.

(m) “Performance Goal” means the performance required to be achieved as a condition of earning all or part of an Award under the Plan. As specified in Section 6(a), for the Performance Cycle, the Performance Goal includes at least three components, “Annual EPS Goals” and/or “Base Annual EPS” which will then determine the amount of the Award tentatively earned for each Fiscal Year of the Performance Cycle, “Annual Share Price Goals” which will determine whether there is a reduction in the amount of the Award earned based on the Annual EPS Goal for a Fiscal Year, and a “Performance Cycle Share Price Goal” which will determine whether there is a restoration of any reduction in the amount of the Award earned based on the Annual Share Price Goals.

(n) “Pro Rata Portion” means a portion of a specified Award potentially earnable in a given Fiscal Year determined by multiplying such Award by a fraction, the numerator of which is the number of calendar days from the beginning of the Fiscal Year until a specified Proration Date and the denominator of which is the number of calendar days in the Fiscal Year.

(o) “Retirement” means retirement at or after age 65.

(p) “Target Award” means an Award granted pursuant to the Plan that potentially may be earned by a Participant in a given Performance Cycle. Target Awards under the Plan consist of Restricted Stock.

(q) “Termination of Employment” means the earlier of (i) the Participant’s termination of employment with the Company or any of its subsidiaries or affiliates in circumstances in which, immediately thereafter, the Participant is not employed by the Company or any of its subsidiaries or affiliates or (ii) the date as of which the Participant is designated by the Company or any subsidiary or affiliate as a change in status or consulting employee.

4. Shares Available under the Plan. Restricted Stock issuable or deliverable hereunder shall be drawn from the 2004 Plan. The Committee will monitor share usage under the Plan and the 2004 Plan to ensure that shares are available to satisfy the obligations hereunder in compliance with the requirements of the 2004 Plan.

5. Eligibility and Participation. Key Employees who are eligible to participate in the 2004 Plan may be selected by the Committee in its discretion to participate in the Plan.

Participation in the Plan shall be recommended by the CEO and determined by the Committee. Participation is subjective based on a review of the applicable criteria, none of which is individually conclusive. The following criteria will be reviewed:

•	The Key Employee’s grade (weight given to grade 20 or higher);

•	The Key Employee’s reporting relationship;

•	The Key Employee’s role in strategy development and execution; and

•	The Key Employee’s development potential.

In addition, as a general rule, the Key Employee should be employed by the Company or a Subsidiary in the first or second Fiscal Year in the Performance Cycle to be considered.

The names of the Participants in the Plan for the Performance Cycle, and the Target Award that may be earned by each Participant, shall be set forth on a Schedule therefor adopted by the Committee (as such Schedule may from time to time be revised or supplemented).

6. Designation and Earning of Awards.

(a) Designation of Participants, Target Awards, Performance Goals and Related Terms. Not later than 90 days after the beginning of the Performance Cycle, the Committee shall (i) select the Key Employees to participate in the Plan, (ii) designate the components of the Performance Goals for the Performance Cycle, and (iii) designate for each Participant the Target Award the Participant shall have the opportunity to earn in the Performance Cycle. Thereafter, the Committee may add a Key Employee as a Participant in the Plan provided such additional Key Employee is added not later than 90 days after the beginning of the Fiscal Year for which added and provided further that no portion of the Target Award for such Key Employee may be based on performance in or allocated to any Fiscal Year prior to the Fiscal Year for which added as a Participant. Subject to Section 6(b), after initially set, the components of the Performance Goals for a Fiscal Year may be changed not later than 90 days after the beginning of such Fiscal Year provided that any such change shall not affect the portion of the Target Award earned or vested for any Fiscal Year prior to the Fiscal Year to which the change relates.

The Target Award potentially earnable by each Participant shall range from zero to a multiple of Base Pay, subject to the following limitations:

•	In no event may the Target Award that may be potentially earnable by any one Participant in all Performance Cycles that begin in any one calendar year exceed the applicable annual per-person limitation set forth in Sections 4.1 and 8.1 of the 2004 Plan; and

•	The maximum Target Award that may be granted shall be four times for the Chief Executive officer, and three times for all other Participants, the Participant’s Base Pay rate in effect as of the date on which the Target Award is established, unless the Committee specifies a lesser maximum. For this purpose, Target Awards stated in Shares of Stock shall be valued as of the date on which the Target Award is established, unless the Committee specifies an earlier date.

The Annual EPS Goals, the Annual Share Price Goals and the Performance Cycle Share Price Goal are intended to be a “Performance Goal” within the meaning of Section 2.1(t) of the 2004 Plan, in order to qualify the Target Award as “performance-based compensation” under Section 162(m) of the Code.

The Annual EPS Goal for a Fiscal Year in the Performance Cycle is a stated earnings per Share (“EPS”) amount for that Fiscal Year (Base Annual EPS), which may be set separately for each vesting level, with the levels of vesting driven by the Base Annual EPS before recognition of Stock Plan Compensation Expense (the Annual EPS Goals) as determined pursuant to generally accepted accounting principles for the Company’s financial accounting reporting purposes. EPS means EPS from continuing operations which exclude (i) the effect of discontinued operations and dispositions of business segments, (ii) material extraordinary items that are both unusual and infrequent, and (iii) changes in accounting principles. Stock Plan Compensation Expense is the financial accounting expense associated with the 2004 Plan (including this Plan and the FY 2005-2007 Management Long-Term Incentive Plan) and the 2004 Non-Employee Director Stock Compensation Plan. Base Annual EPS for a Fiscal Year is budgeted EPS for that Fiscal Year unless, not later than 90 days after the beginning of that Fiscal Year, the Committee establishes a different EPS amount as the Base Annual EPS for that Fiscal Year. The performance goals for a performance year may be changed in the first 90 days of that performance year.

The Annual Share Price Goal for a Fiscal Year in the Performance Cycle is the Fair Market Value (“FMV”) of a Share being equal to or greater than a stated amount at any time during the three calendar months following the end of that Fiscal Year. The Performance Cycle Share Price Goal for the Performance Cycle is the FMV of a Share being equal to or greater than a stated amount at any time during the three calendar months following the end of the Performance Cycle.

The Annual EPS Goals for Levels 1, 2 and 3 vesting under Step 1 below and Annual Share Price

Goals for the 2005, 2006 and 2007 Fiscal Years, and the portions of a total Target Award allocated to each Fiscal Year and their applicability in earning the Target Award, shall be set forth on a Schedule therefor adopted by the Committee (as such Schedule may from time to time be revised or supplemented), which Schedule (and any revisions or supplements thereto) shall be provided to Participants.

Step 1 -	Annual EPS Goal Calculation: No vesting occurs for a Fiscal Year if the actual EPS performance before recognition of Stock Plan Compensation Expense does not at least equal the Level 1 Base Annual EPS goal for that Fiscal Year. If the actual EPS performance before recognition of Stock Plan Compensation Expense is at least equal to the Level 1 Base Annual EPS goal for that Fiscal Year, that Fiscal Year’s award vests as follows (subject to Step 2).

•	Level 1 - 20% vesting if the Level 1 Base Annual EPS goal is achieved before recognition of Stock Plan Compensation Expense therefor.

•	Level 2 - 50% vesting if the Level 2 Base Annual EPS goal is achieved before recognition of Stock Plan Compensation Expense therefor.

•	Level 3 - 100% vesting if the Level 3 Base Annual EPS goal is achieved before recognition of Stock Plan Compensation Expense therefor.

Under an EPS catch-up rule (applicable in Fiscal Years 2 and 3), if actual EPS performance is less than Level 3 vesting for Fiscal Year 1 or 2 and the actual EPS performance is more than Level 3 vesting for a later Fiscal Year in the Plan Term (i.e., Fiscal Year 2 or 3), the vested amount determined for the later Fiscal Year may increase by applying the “excess” performance achieved over Level 3 vesting for that later Fiscal Year to any prior Fiscal Year (as though that excess performance were additional earnings in the prior Fiscal Year) for purposes of vesting any unvested awards for an earlier Fiscal Year - so long as the prior Fiscal Year’s Base Annul EPS goal for a higher vesting level is (or levels are) met with the excess earnings added in. Any excess Catch-up Performance occurring in a Fiscal Year is subject to the Share Price reduction under Step 2 below for that Fiscal Year (e.g., EPS Catch-up Performance in Fiscal Year 2 will be subject to Fiscal Year 2 Share Price reduction). Any excess EPS performance in Fiscal Year 3 will be applied first to Fiscal Year 2, and then any remainder will be applied to Fiscal Year 1. Not more than the maximum announced award for the Plan Term allocated under Step 1 to Fiscal Years to date may be earned and vested under the EPS Catch-up Performance rule at any time.

Step 2 -	Annual Share Price Goal Cutback Calculation: If the Annual Share Price Goal for a Fiscal Year is not met, the portion of the Target Award earned under Step 1 for that Fiscal Year will be reduced by 20%.

Step 3 -	Performance Cycle Share Price Goal Restoration Calculation: If the Performance Cycle Share Price Goal is met, any 20% cutback under Step 2 in the portion of the Target Award earned under Step 1 for each Fiscal Year will be restored, provided that not more than the maximum Target Award for the Plan Term may be earned and vested by application of the Performance Cycle Share Price Goal rule.

In addition, the Committee may at any time, in its discretion, specify additional performance criteria (the “Additional Goals”) applicable to one or more years of the Performance Cycle. Additional Goals may be specified as a table, grid, or formula that sets forth the amount of the Target Award that will be earned upon achievement of a specified level of performance during all or part of the Performance Cycle (subject to the requirement that the Performance Goal has been achieved). For purposes of Section 162(m) of the Code, the Committee is authorized to treat the maximum Target Award as earned upon and to the extent provided above in connection with achievement of the Annual EPS and Annual Share Price Goals (as modified upon achievement of the Performance Cycle Share Price Goal), so specification of the Additional Goals and related terms represents an exercise of negative discretion by the Committee.

(b) Adjustments to Performance Goal and Base Price/Change in Control Vesting Schedule. The Committee may provide for adjustments to the Performance Goal and the Base Price and the dollar and cent increments for the Change in Control Additional Vesting Schedule, to reflect changes in accounting rules, corporate structure (including Stock dividends, Stock splits or any other distribution on Stock that is not a cash dividend) or other circumstances of the Company, for the purpose of preventing dilution or enlargement of Participants’ opportunity to earn a Target Award hereunder; provided, however, that no adjustment shall be authorized if and to the extent that such authorization or adjustment would cause the Performance Goal not to meet the “performance goal requirement” set forth in Treasury Regulation 1.162-27(e)(2) under the Code.

(c) Determination of the Earned Target Award. Not later than four months after the end of the Performance Cycle, the Committee shall determine the extent to which the Performance Goal for the earning of the Target Award was achieved during the Performance Cycle and the percentage of the Target Award earned by each Participant for the Performance Cycle. The Committee shall make written determinations that the Annual EPS and/or Annual Share Price Goals and the Performance Cycle Share Price Goal, any Additional Goals and any other material terms relating to the earning of all or any portion of the Target Award were in fact satisfied. The date at which the Committee makes a final determination of the amount of the Target Award earned with respect to a given Performance Cycle will be the “Performance Cycle Earning Date” for the Performance Cycle. The Committee may adjust upward or downward the Target Award earned, in its discretion, in light of such considerations as the Committee may deem relevant (but subject to applicable limitations of the 2004 Plan, as referenced in Section 6(a) of the Plan), provided that, with respect to a Participant who is an Executive Officer of the Company, no upward adjustment may be made if the Performance Goal has not been achieved and adjustments otherwise shall comply with applicable requirements of Treasury Regulation 1.162-27(e) under the Code.

7. Certain Terms of PBAs.

(a) Cash Dividends. Unless otherwise determined by the Committee, cash dividends on PBAs will be withheld and paid only if and when the underlying Shares are vested and distributed free of restrictions pursuant to the Plan.

(b) Adjustments. If the Company declares and pays a dividend or distribution on Stock that is not a cash dividend, the Committee may determine to adjust the number of PBAs earnable hereunder, in order to prevent dilution or enlargement of Participants’ rights with respect to PBAs, as provided in Section 4.4 of the 2004 Plan.

8. Effect of Termination of Employment and Change in Control.

(a)	Termination Prior to Performance Cycle Earning Date and Prior to a Change in Control.

(i)	General Forfeiture Rule. Except to the extent set forth in subsection (ii) of this Section 8(a), upon a Participant’s Termination of Employment prior to the Performance Cycle Earning Date and prior to a Change in Control, all unearned PBAs relating to the Performance Cycle shall cease to be earnable and shall be canceled and forfeited, and the Participant shall have no further rights or opportunities hereunder.

(ii)	Termination due to Disability, Retirement or Death; Involuntary Termination by the Company Not for Cause Prior to a Change in Control. If Termination of Employment is due to the Disability, Retirement or death of the Participant or if Termination of Employment is an involuntary separation of the Participant by the Company not for Cause prior to a Change in Control, the Participant shall be entitled to receive a portion of the Target Award determined as follows:

(A)	Steps 1 and 2 of Section 6(a) shall be applied for each Fiscal Year, if any, in the Performance Cycle ending prior to the Participant’s Termination of Employment in order to calculate the portion of total Target Award the Participant is otherwise determined to have earned under the Plan through such Fiscal Year based on actual performance compared to the Annual EPS and Annual Share Price Goals therefor,

(B)	Steps 1 and 2 of Section 6(a) shall be applied for the Fiscal Year of the Participant’s Termination of Employment in order to calculate the portion of the total Target Award the Participant is otherwise determined to have earned under the Plan for such Fiscal Year based on actual performance compared to the Annual EPS and Annual Share Price Goals therefor (including any Catch-up Performance determination), and the amount so calculated shall be reduced to a Pro Rata Portion of such amount with the Proration Date (used to calculate the Pro Rata Portion) being the date of Termination of Employment,

(C)	Step 3 of Section 6(a) shall be applied only if the Participant’s Termination of Employment occurs in the last Fiscal Year of the Performance Cycle in order to calculate any restoration of 20% cutbacks under Step 2 of Section 6(a), and the amount of restoration so calculated shall be reduced to a Pro Rata Portion of such amount with the Proration Date (used to calculate the Pro Rata Portion) being the date of Termination of Employment, and

(D)	No Target Award shall be earned based on Steps 1, 2 and 3 of Section 6(a) based on performance in any Fiscal Year beginning after the Participant’s Termination of Employment.

Notwithstanding the foregoing, if a Change in Control occurs in the Fiscal Year in which the Participant’s Termination of Employment occurs, then such Participant who otherwise may be entitled to a vested Plan benefit shall be entitled, in lieu of any other payment under the Plan, to receive a benefit under Section 8(b), provided that the amount so calculated shall be reduced by multiplying it by a fraction, the numerator of which is the number of whole and partial months occurring from the Participant’s Award Date through the date of Termination of Employment, and the denominator of which is the number of whole and partial months occurring from the Participant’s Award Date through the date of the Change in Control.

Notwithstanding the foregoing, a Participant must maintain a satisfactory level of performance through the Performance Cycle up to his Date of Termination in order to be eligible to earn all or any portion of his Target Award; and any Participant who is on a formal corrective action plan will not be eligible to earn any portion of a Target Award; provided, however, that if the performance situation has been resolved by the end of the Performance Cycle (or any earlier Retirement, Disability, death or other Termination of Employment), the Participant will be eligible to receive all or any portion of the earned Target Award in accordance with the Plan.

(iii)	Release. Any payment of a Target Award following Termination of Employment may be delayed by the Committee if the Participant’s Employment Agreement or any policy of the Company then in effect conditions such settlement or severance payments upon the Company receiving a full and valid release of claims against the Company.

(b)	Change in Control. In the event a Participant does not incur a Termination of Employment prior to the date on which a Change in Control occurs, and in the event a Change in Control occurs prior to the Performance Cycle Earning Date, then the Participant shall be entitled, in lieu of any other payment under the Plan, to receive a percentage of the total Target Award the Participant is eligible to earn equal to the sum of (i) and (ii), where (i) is 20%, and (ii) is the applicable percentage from the following Change in Control Additional Vesting Schedule based on the FMV of a Share on the date on which the Change in Control occurs:

FMV of a Share	Additional Percentage
Under Base Price	0%
At least Base Price, but less than Base Price plus $1.00	10%
At least Base Price plus $1.00, but less than Base Price plus $2.00	20%
At least Base Price plus $2.00, but less than Base Price plus $3.00	30%
At least Base Price plus $3.00, but less than Base Price plus $4.00	40%
At least Base Price plus $4.00, but less than Base Price plus $5.00	50%
At least Base Price plus $5.00, but less than Base Price plus $6.00	60%
At least Base Price plus $6.00, but less than Base Price plus $7.00	70%
Base Price plus $7.00 or higher	80%

The Base Price shall be established by the Committee at the same time as the Performance Goals are established and shall be set forth on the Schedule containing the Performance Goals (as such Schedule may from time to time be revised or supplemented), which Schedule (and any revisions or supplements thereto) shall be provided to Participants. The Base Price may not be increased after the date the Change in Control occurs. Settlement of the Award shall occur not more than 90 days after the Change in Control occurs.

9. Settlement of Earned Awards. Subject to applicable tax withholding requirements, the Company shall remove restrictions on Stock certificates representing vested PBAs and pay in cash all accumulated vested cash dividends on vested PBAs. Such certification and payment shall be made within a reasonable time after the Performance Cycle Earning Date for such Award or such other time at which time the Committee makes a final determination of the number of vested PBAs earned with respect to the Performance Cycle.

10. General Provisions.

(a) Tax Withholding. All payments hereunder are subject to withholding or other payment by the Participant of applicable Federal, state, or local withholding or other tax or charge which the Company is required to deduct under applicable law in the manner provided in the 2004 Plan. The Company is authorized to withhold from the Shares of Stock issuable or deliverable without restriction in settlement of a Participant’s PBAs the number of Shares having an aggregate Fair Market Value equal to any Federal, state, and local withholding or other tax or charge which the Company is required to withhold under applicable law, unless the Participant has made other arrangements satisfactory to the Company to pay such amounts.

(b) Non-Transferability. Unless otherwise determined by the Committee, neither a Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate, or encumber (except by reason of death) any Target Award, PBA or other right hereunder, nor shall any such Target Award, PBA or other right be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or any beneficiary, or to the debts, contracts, liabilities, engagements, or torts of the Participant or any beneficiary or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any beneficiary, or any legal process.

(c) Changes to the Plan. Subject to the limitations of the 2004 Plan, the Committee may at any time amend, alter, suspend, discontinue, or terminate the Plan, and such action shall not be subject to the approval of the Company’s shareholders; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under the Plan. The foregoing notwithstanding, the Committee may, in its discretion, accelerate the termination of any Performance Cycle and the resulting payout date of any Target Award with respect to an individual Participant or all Participants.

(d) Delegation of Administrative Authority. The Committee may, in writing, delegate some or all of its power and responsibilities under the Plan to the Administrator or any other officer of the Company or committee of officers and employees, except such delegation may not include (i) authority to amend the Plan under Section 10(c), (ii) with respect to any Executive Officer of the Company, authority under Section 6 or other authority required to be exercised by the Committee in order that compensation under the Plan will qualify as performance-based compensation under Section 162(m) of the Code, or (iii) authority that otherwise may not be delegated under the terms of the 2004 Plan, the Plan, or applicable law. In furtherance of this authority, the Committee hereby delegates to the Administrator, as from time to time designated, authority to administer the Plan and act on behalf of the Committee to the fullest extent permitted under this Section 10(d). This delegation of authority to the Administrator shall remain in effect until terminated or modified by resolution of the Committee (without a requirement that the Plan be amended further). The authority delegated to the Administrator hereunder shall include the authority to adopt such rules for the administration of the Plan as the Administrator considers desirable, provided they do not conflict with the Plan.

No individual acting as Administrator (including any member of the committee serving as Administrator) shall participate in a decision directly affecting his or her own rights or obligations under the Plan, although participation in a decision affecting all Participants shall not be prohibited by this provision.

(e) Non-exclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements, including other Awards under the 2004 Plan, as it may deem desirable for any Participant.

(f) Effective Date and Plan Termination. The Plan became effective on November 9, 2004 (with the performance period in the 2005 Fiscal Year beginning on October 1, 2004), following its approval by the Committee, provided, however, that both the effectuation of Awards hereunder and the issuance of shares of Restricted Stock hereunder are made expressly contingent on approval of the 2004 Plan by shareholders of the Company as provided in the 2004 Plan. If the 2004 Plan is not so approved by shareholders, the Plan shall automatically terminate. Otherwise, the Plan will remain in effect until such time as the Company and Participants have no further rights or obligations under the Plan or the Committee otherwise terminates the Plan.

(g) Tax Sales and Selling Program. The Company retains a right of first refusal through the end of the calendar year following the calendar year containing the Performance Cycle Earnings Date providing that Shares which a Participant may sell to cover his or her individual tax liability relating to the Plan may be purchased by the Company at then Fair Market Value. In addition, for all Shares, the Company reserves the right to develop a selling program to control the impact of sales by Participants on the market. Each Participant shall be required to notify the Administrator in writing of a proposed sale at least twenty (20) days in advance during the periods the right or first refusal or selling program limitations apply.

(h) Non-Qualified Deferred Compensation. If the Plan is considered subject to the rules of Section 409A of the Internal Revenue Code, it is intended that the Plan comply with the requirements of Section 409A(a)(2), (3) and (4), and consequently any payment or settlement otherwise called for under the Plan shall automatically be deferred or modified in order to comply therewith on such basis as the Committee shall determine.